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Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley Chief Financial Officer (617) 376-4300 URL: http://www.jjill.com
	Investor Relations:	Chad Jacobs Integrated Corporate Relations, Inc. (203) 222-9013

THE J. JILL GROUP REPORTS SECOND QUARTER RESULTS

Quincy, MA, July 24, 2003—The J. Jill Group, Inc. (Nasdaq: JILL) today reported financial results for the second quarter ended June 28, 2003. Net sales for the second quarter increased by 12.7% to $97.4 million from $86.4 million reported in the prior year. Operating income for the quarter totaled $10.6 million or 10.9% of net sales compared to $11.0 million or 12.7% of net sales in the prior year. The company posted net income for the quarter of $6.1 million or $0.30 per diluted share versus $6.4 million or $0.32 per diluted share in the second quarter of the previous year. Second quarter sales productivity in the direct segment, as measured by demand per 1,000 square inches circulated, was down by 3% while retail segment sales per square foot declined by 6% when compared to last year.

For the six months ended June 28, 2003 the company recorded net sales of $179.7 million, compared to $159.7 million in the prior year. Operating income for the six-month period was $12.1 million or 6.7% of net sales compared to $15.7 million or 9.8% of net sales in the prior year. Net income for the six months was $6.9 million, or $0.34 per diluted share versus $9.1 million or $0.46 per diluted share in the previous year.

Gordon R. Cooke, President and Chief Executive Officer, commented, "Although we are pleased to have achieved bottom-line results in line with current expectations our business faces significant challenges from a top-line perspective. Not only has our top-line performance fallen short of expectations, it continues to be highly volatile—making forecasting very difficult."

"With this in mind, the company currently projects diluted earnings per share to be in the $0.35 to $0.40 range for the fall season, with the third quarter having the greatest negative impact when compared to last year and potentially coming in at a loss. The projected third quarter earnings decline versus a year ago is a result of significantly lower forecasted margins due to increased off-price selling as a result of excess spring inventory, higher planned selling costs in the direct channel as productivity continues to be impacted by a shift of customers to the retail channel and greater than anticipated infrastructure investments in design, product development, sourcing, in-store visual presentation and our multi-channel customer database," continued Mr. Cooke.

These are J. Jill's targets, not predictions of actual performance. Historically, J. Jill's performance has deviated, often materially, from its targets. These statements do not include the potential of any business risks, opportunities or developments that may occur after July 24, 2003. J. Jill does not expect to report on its progress during the quarter, or to comment on it to analysts or investors, until after the quarter has ended.

Mr. Cooke concluded, "As we have previously mentioned, the transition of J. Jill from a single-channel/catalog-only company to a multi-channel business including catalog, e-commerce and retail stores, is requiring us to make major changes in our methodology and timing of product sourcing and delivery, in addition to our product assortment and presentation. Those changes are currently underway and require significant investments in people and systems to enable us to service our customer's needs effectively and efficiently through all three channels. We have also made the major decision to restructure the company effective July 27, 2003 by merging our catalog/e-commerce subsidiary into our retail store subsidiary, which will enable us to service our customers in an integrated fashion and to maximize the synergistic cross-channel marketing opportunities. We believe these investments and changes are essential to the long-term viability and success of J. Jill and will favorably advantage us versus the competition in the future. However, from a short-term perspective these actions are expected to have a negative impact on both top-line sales and bottom-line earnings."

The J. Jill Group's conference call to discuss its second quarter earnings will be broadcast live today at 4:30 p.m. Eastern Time at www.jjillgroup.com,and will be archived online within one hour of the completion of the conference call.

The J. Jill Group is a multi-channel specialty retailer of high quality women's apparel, accessories and footwear. The Company currently markets its products through catalogs, retail stores and an e-commerce website. J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: the continued success or possible future failure of the retail store initiative; the ability of J. Jill to effectively manage its operations and growth in a multiple distribution channel environment; significant changes in customer acceptance of J. Jill's product offerings; changes in competition in the apparel industry; changes in consumer spending, fashion trends and consumer preferences; changes in, or the failure to comply with, federal and state tax and other government regulations; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timely receipts of inventory from vendors; possible future increases in expenses and labor and employee benefit costs; the ability of J. Jill to attract and retain qualified personnel; business abilities and judgment of management; the existence or absence of brand awareness; the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill's sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill's SEC reports, including its Annual Report on Form 10-K filed on March 28, 2003. J. Jill disclaims any intent or obligation to update these forward-looking statements.

(tables to follow)

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
	In thousands, except per share data—unaudited
Net sales	$97,365	$86,355	$179,728	$159,712
Cost of products and merchandising	60,744	50,913	117,552	98,849

Gross margin	36,621	35,442	62,176	60,863
Selling, general and administrative expenses	26,030	24,488	50,081	45,156

Operating income	10,591	10,954	12,095	15,707
Interest, net	167	173	363	384
Income tax provision	4,326	4,366	4,866	6,212

Net income	$6,098	$6,415	$6,866	$9,111

Earnings per share:
Basic	$0.31	$0.34	$0.35	$0.49
Diluted	$0.30	$0.32	$0.34	$0.46

Weighted average shares outstanding:
Basic	19,575	19,051	19,571	18,705
Diluted	20,100	20,153	20,044	19,879

THE J. JILL GROUP, INC.

NET SALES SUMMARY

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
	In thousands—unaudited
Catalog	$36,190	$39,494	$69,963	$76,994
E-commerce	18,280	16,516	35,569	30,194

Direct total	54,470	56,010	105,532	107,188
Retail	43,087	30,591	74,614	53,002
Other	(192)	(246)	(418)	(478)

Net sales	$97,365	$86,355	$179,728	$159,712

THE J. JILL GROUP, INC.

DIRECT CONTRIBUTION RECONCILIATION

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
	In thousands—unaudited
Direct	$16,989	$18,953	$33,035	$35,367
Retail	4,672	4,462	1,498	3,607

Total direct contribution	21,661	23,415	34,533	38,974
Unallocated shared-service costs	(5,874)	(5,940)	(12,117)	(12,039)
General and administrative expenses	(5,196)	(6,521)	(10,321)	(11,228)

Operating income	$10,591	$10,954	$12,095	$15,707

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 28, 2003	June 29, 2002
	In thousands—unaudited
Assets:
Cash and cash equivalents	$55,194	$49,335
Accounts receivable	11,483	5,900
Inventory	34,699	29,775
Prepaid catalog expenses	4,650	4,879
Deferred income taxes	6,331	7,202
Other current assets	7,574	5,552

Total current assets	119,931	102,643

Property and equipment	113,401	97,429
Other non-current assets	3,781	3,098

Total assets	$237,113	$203,170

Liabilities and stockholders' equity:
Accounts payable and accrued expenses	$39,609	$35,412
Current portion of long-term debt	1,678	1,731

Total current liabilities	41,287	37,143

Long-term debt	13,100	14,707
Deferred credits from landlords	27,549	18,690
Deferred income taxes	2,746	639

Total liabilities	84,682	71,179

Capital stock	107,888	104,113
Retained earnings	44,543	27,878

Total liabilities and stockholders' equity	$237,113	$203,170

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 28, 2003	June 29, 2002
	In thousands—unaudited
Cash flows provided by operating activities:
Net income	$6,866	$9,111
Depreciation and amortization	7,629	5,791
(Gain) loss on trust assets	(171)	53
Deferred income taxes	708	1,105
Changes in assets and liabilities	9,443	16,335

Net cash provided by operating activities	24,475	32,395
Cash flows used in investing activities:
Additions to property and equipment	(12,509)	(16,396)
Investment in trust assets	(700)	(1,921)
Increase in cash held in escrow	(460)	(307)

Net cash used in investing activities	(13,669)	(18,624)
Cash flows (used in) provided by financing activities:
Borrowings under (payments of) debt, net	(812)	(907)
Proceeds from stock transactions	466	6,319

Net cash (used in) provided by financing activities	(346)	5,412
Net increase in cash and cash equivalents	10,460	19,183
Cash and cash equivalents at:
Beginning of period	44,734	30,152

End of period	$55,194	$49,335

THE J. JILL GROUP, INC.

2003 STORE OPENINGS	LOCATION	OPENING DATE
The Galleria	Houston, TX	Mar-03
Rosedale Center	Roseville, MN	Apr-03
Shoppes @ Grand Prairie	Peoria, IL	Apr-03
The Mall in Columbia	Columbia, MD	Apr-03
Twelve Oaks	Detroit, MI	Apr-03
Stonestown Galleria	San Francisco, CA	May-03
Towson Town Center	Towson, MD	May-03
Stamford Town Center	Stamford, CT	Jun-03
Providence Place (Petites expansion)	Providence, RI	Jul-03
Mall at Green Hills	Nashville, TN	Jul-03
Montgomery Village	Santa Rosa, CA	Jul-03
The Shops at Boardwalk	Kansas City, MO	Jul-03

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THE J. JILL GROUP REPORTS SECOND QUARTER RESULTS
THE J. JILL GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THE J. JILL GROUP, INC. NET SALES SUMMARY
THE J. JILL GROUP, INC. DIRECT CONTRIBUTION RECONCILIATION
THE J. JILL GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
THE J. JILL GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THE J. JILL GROUP, INC.